Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Tom Ryan Investor Relations Advisor		Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO
ph:	203.682.8200	ph:	702.897.7150
fax:	203.682.8201	fax:	702.270.5161

SHUFFLE MASTER, INC. REPORTS SECOND QUARTER RESULTS

LAS VEGAS . . . Thursday, June 8, 2006 . . . Shuffle Master, Inc. (NASDAQ National Market:  SHFL) today announced its results from continuing operations for the second quarter and six months ended April 30, 2006.

Second Quarter Financial Results

Excluding FAS 123R and Stargames in-process research & development (“IPR&D”) write-off:

•       Revenue increased 60% to a record $43.3 million.

•       Pre-tax income from operations increased 25% to $13.3 million.

•       Income from continuing operations increased 6% to $7.4 million and diluted earnings per share increased 11% to $0.21.

•       EBITDA increased 32% to $17.6 million.

Including FAS 123R and Stargames IPR&D write-off:

•       Pre-tax loss from operations of ($7.1) million (includes $19.1 million one-time write-off of Stargames IPR&D).

•       Loss from continuing operations of ($12.6) million (includes $19.1 million one-time write-off of Stargames IPR&D) and a diluted loss per share of ($0.37) (includes $0.55 diluted loss per share related to the one-time write-off of Stargames IPR&D).

Year-to-date Financial Results

Excluding FAS 123R and Stargames IPR&D write-off:

•       Revenue increased 46% to $76.6 million.

•       Pre-tax income from operations increased 27% to $26.1 million.

•       Income from continuing operations increased 18% to $15.5 million and diluted earnings per share increased 26% to $0.44.

•       EBITDA increased 31% to $33.6 million.

Including FAS 123R and Stargames IPR&D write-off:

•       Pre-tax income from operations of $4.4 million (includes $19.1 million one-time write-off of Stargames IPR&D).

•       Loss from continuing operations of ($5.4) million (includes $19.1 million one-time write-off of Stargames IPR&D) and a diluted loss per share of ($0.16) (includes $0.55 diluted loss per share related to the one-time write-off of Stargames IPR&D).

Earnings-per-share results for the quarter, although in-line with the Company’s previous guidance, which excluded the adoption of FAS 123R and any contribution from Stargames, were, nonetheless, negatively impacted by several factors, including:

•       The consolidation of Stargames results, whose net contribution to after-tax earnings was approximately a $0.03 loss. This result was comprised of $0.02 of operating profit, offset by $0.03 of interest and $0.01 of one-time loan origination costs in connection with the acquisition financing and $0.01 of purchase price amortization. The Company has now paid down $25.0 million of the original $115.0 million loan used to acquire Stargames, which should reduce interest costs in subsequent quarters.

•       An increase in the Company’s diluted shares under its currently outstanding convertible debt as a result of the substantial increase in the company’s share price.

•       IP related legal fees, which, although clearly in the Company’s long-term interests, adversely affected short-term results.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “We are pleased with our second quarter performance, in particular with the quality and size of our revenue growth. Revenue was driven by outstanding sales results in all categories, including our newly-acquired Stargames products. Having closed the acquisition during the quarter, we are now ideally positioned in the fastest growing gaming region in the world, the Pacific Rim, with an expanded product portfolio that targets the entire casino floor. In addition, Shuffle Master now possesses the critical first-mover advantage in the multi-player, electronic-wagering format that provides increased profits for casinos and a fast-paced, more exciting playing experience. All-in-all, we have never been better positioned for sustained, long-term growth.”

Recent announcements included:

•       On April 11, 2006, the Company and its Australian-based subsidiary, Stargames Limited (“Stargames”), entered into a gaming technology alliance with Melco International Development Limited (“Melco”) and its Macau-based subsidiary, Elixir Group Limited (“Elixir”), to distribute localized gaming technologies for legalized gaming jurisdictions in Asia. Under and subject to the terms of the Asia Representative Agreement (the “Agreement”), Elixir is granted the exclusive distribution rights for the Company’s and Stargames’ complete Utility and Entertainment product lines in certain Asian countries. The Agreement is for a term of 20 years. The Agreement also provides that the parties will negotiate separate agreements with respect to (i) a joint research and development center for the development of electronic gaming machine and multi-terminal gaming machine content specifically for the Asian market; and (ii) a manufacturing agreement whereby Elixir will open a manufacturing plant in Asia and Stargames will transfer the manufacturing of its electronic game products to Elixir. Both the development and manufacturing agreements are subject to further due diligence requirements and any applicable regulatory review and approvals.

•       On May 16, 2006, the Company announced that it entered into an exclusive licensing and distribution agreement with Image Fidelity, LLC for its proprietary table games image processing software. Pursuant to the terms of the agreement, the Company will incorporate Image Fidelity’s object recognition technology into its Intelligent Table System products and will be responsible for marketing and distributing the integrated application throughout the global gaming industry for an extended term.

Purchase Accounting for Stargames

The Company has made a preliminary allocation of the purchase price for the Stargames acquisition to the underlying assets acquired and liabilities assumed based on an estimate of the fair value determined by management with the assistance of independent valuation specialists. The purchase price allocation is preliminary and may be adjusted for up to one year after the acquisition. Additionally, in the second quarter, as required under US GAAP (accounting for business combinations), the portion of the purchase price allocated to IPR&D of $19.1 million was immediately expensed. This amount represents the in-process research and development related to a development project that has been initiated and achieved material progress, but has not yet resulted in a technologically feasible product.

Utility Products

Revenue from Utility Products totaled a record $23.6 million in the second quarter, an increase of 36% from $17.4 million in the comparable prior year quarter due to record shuffler sales. Utility Products lease revenue increased 4% over last year due to an increase in third generation shuffler products on lease, including the Deck Mate®, one2six™ and MD2®. Utility Products lease revenue and leased units remained consistent with our expectations and the prior sequential quarter. The Company is continuing with the conversion of second generation ACE® shufflers in anticipation of introducing the next generation specialty table game shuffler, a strategy that has proven to be successful in the past. Utility Products sales and service revenue increased to a record $17.5 million or a 52% increase over the prior year period. These increases are primarily attributed to strong sales of our third generation shufflers, most notably the MD2 which totaled approximately $5.1 million, in addition to strong replacement demand. During the quarter, 14% of worldwide shuffler sales and 22% of domestic shuffler sales represented replacements of older generation shufflers. As anticipated, partially offsetting these increases were lower chipper sales in the current quarter compared to last year, as well as the prior sequential quarter. The decrease primarily resulted from the completion of our previously announced 125 chipper order from Genting Highlands in Malaysia.

Entertainment Products

During the second quarter, revenue from Entertainment Products increased 102% to $19.7 million versus $9.7 million in the same prior year period, primarily due to the $10.7 million contribution from the Stargames acquisition, offset by a decrease in lifetime license sales. Entertainment Products lease and royalty revenue increased 5% compared to the prior year quarter. The current quarter was favorably impacted by additional lease placements of the Company’s electronic table platform, Table MasterTM, as well as additional lease placements of its live table games, most notably Four Card Poker®, Fortune Pai Gow Poker®, Dragon Bonus® and Ultimate Texas Hold’em®. Additionally, the second quarter benefited from the increased monthly lease rate for Three Card Poker® which was effective January 1, 2006. Slightly offsetting the increase in lease and royalty revenue was the conversion of Let It Ride® and Three Card Poker units to lifetime license sales, albeit at a lesser rate than experienced in recent quarters. Entertainment Products sales and service revenue increased 266% to $13.2 million compared to last year primarily resulting from the Stargames revenue contribution noted above, partially offset by a decline in lifetime license sales.

Operating Expenses

Operating expenses for the second quarter totaled $16.6 million compared to $10.0 million in the prior year quarter. The increase in operating expenses was primarily due to approximately $4.8 million in Stargames operating expenses, including approximately $700,000 in Stargames intangible assets amortization. Additionally, the Company recognized share-based compensation expense of approximately $1.2 million in the second quarter, which includes $419,000 for restricted stock compensation expense compared to $161,000 for the prior year quarter. Further detail of the Company’s share-based compensation is included under the Supplemental Data section.

Other Expense

Other expense for the second quarter totaled $2.3 million compared to $141,000 in other income in the prior year quarter. During the quarter, other expense was primarily impacted by $1.7 million of interest expense related to Stargames acquisition financing. Additionally, one-time loan origination costs of approximately $400,000 in connection with the acquisition financing were incurred in the quarter. In January 2006, the Company entered into a credit agreement with Deutsche Bank in the amount of $115.0 million in order to finance the acquisition of Stargames. The outstanding balance under this credit agreement was $100.0 million as of April 30, 2006.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $33.9 million at April 30, 2006 compared to $34.1 million at October 31, 2005. Net cash provided by operating activities totaled $2.7 million during the second quarter, compared to $13.7 million in the same prior year period.

Capital deployment initiatives during the second quarter totaled approximately $1.0 million. Additionally, during the quarter the Company made a $15.0 million payment towards the Stargames debt and subsequent to quarter end, made an additional $10.0 million payment. The outstanding balance under this credit agreement was $90.0 million as of June 8, 2006.

The Company did not have any common share repurchases during the second quarter and as of June 8, 2006, approximately $8.8 million remains outstanding under the Company’s existing board authorizations.

Current Outlook

Consistent with previous earnings guidance, management continues to target approximately 25% growth in quarter-over-quarter fiscal 2006 diluted earnings per share. Further, we are maintaining our guidance of $1.02 - $1.05 for fiscal 2006. Note that the Company’s earnings guidance excludes the adoption of FAS 123R and any cost or contribution from the Stargames acquisition.

Further detail and analysis of the Company’s financial results for the second quarter ended April 30, 2006, will be included in its Quarterly Report on Form 10-Q, which is expected to be filed no later than June 14, 2006, with the Securities and Exchange Commission.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, and to refinance its indebtedness, including the Company’s senior convertible notes and its bridge loan, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on June 8, 2006 at 2:00 PM Pacific Time to discuss the results of operations for the second quarter ended April 30, 2006. The dial-in number for the call is (201) 689-8359; request “Shuffle Master’s Second Quarter Fiscal 2006 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Immediately following the call and through June 15, 2006, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055; conference I.D. number is 204023.

###

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
Revenue:
Utility products leases	$6,084	$5,873	$12,094	$11,185
Utility products sales and service	17,531	11,511	33,406	19,560
Entertainment products leases and royalties	6,475	6,143	12,730	12,291
Entertainment products sales and service	13,177	3,599	18,345	9,411
Other	36	2	45	51
Total revenue	43,303	27,128	76,620	52,498
Costs and expenses:
Cost of leases and royalties	2,742	2,257	5,559	4,604
Cost of sales and service	11,712	4,449	18,816	8,031
Selling, general and administrative	13,363	7,895	23,360	15,779
Research and development	3,239	2,105	5,200	3,974
In-process research and development	19,145	—	19,145	—
Total costs and expenses	50,201	16,706	72,080	32,388
Equity method investment loss	(156)	—	(156)	—
Income (loss) from operations	(7,054)	10,422	4,384	20,110
Other income (expense)	(2,337)	141	(2,827)	(194)
Income (loss) from continuing operations before tax	(9,391)	10,563	1,557	19,916
Provision for income taxes	3,241	3,734	6,971	7,008
Income (loss) from continuing operations	(12,632)	6,829	(5,414)	12,908
Discontinued operations, net of tax	(88)	16	47	59
Net income (loss)	$(12,720)	$6,845	$(5,367)	$12,967
Basic earnings (loss) per share:
Continuing operations	$(0.37)	$0.19	$(0.16)	$0.37
Discontinued operations	—	—	—	—
Net income (loss)	$(0.37)	$0.19	$(0.16)	$0.37
Diluted earnings (loss) per share:
Continuing operations	$(0.37)	$0.19	$(0.16)	$0.35
Discontinued operations	—	—	—	—
Net income (loss)	$(0.37)	$0.19	$(0.16)	$0.35
Weighted average shares outstanding:
Basic	34,555	35,301	34,522	35,116
Diluted	34,555	36,816	34,522	36,831

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30,	October 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$22,147	$13,279
Investments	11,778	20,809
Accounts receivable, net	32,275	17,865
Investment in sales-type leases and notes receivable, net	8,730	8,219
Inventories, net	20,751	9,428
Prepaid income taxes	5,402	—
Deferred income taxes	3,062	1,837
Other current assets	7,925	3,255
Total current assets	112,070	74,692
Investment in sales-type leases and notes receivable, net	10,837	11,136
Products leased and held for lease, net	9,876	9,163
Property and equipment, net	8,888	4,144
Deferred income taxes	3,003	2,400
Intangible assets, net	81,311	48,477
Goodwill	84,401	36,017
Other assets	9,727	7,088
Total assets	$320,113	$193,117
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,620	$3,540
Accrued liabilities	9,287	6,547
Customer deposits and unearned revenue	5,973	3,518
Income taxes payable	—	371
Note payable and current portion of long-term liabilities	110,244	3,082
Total current liabilities	134,124	17,058
Long-term liabilities, net of current portion	162,533	162,659
Deferred income taxes	64	—
Total liabilities	296,721	179,717
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,077 and 34,527 shares issued and outstanding	351	345
Additional paid-in capital	4,944	—
Deferred compensation	—	(5,788)
Retained earnings	11,931	17,298
Accumulated other comprehensive income	6,166	1,545
Total shareholders’ equity	23,392	13,400
Total liabilities and shareholders’ equity	$320,113	$193,117

SHUFFLE MASTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income (loss)	$(12,720)	$6,845	$(5,367)	$12,967
Depreciation and amortization	4,913	2,981	8,500	5,757
Share-based compensation	1,235	221	2,546	305
IPR&D	19,145	—	19,145	—
Other operating activities	(9,883)	3,682	(12,386)	134
Net cash provided by operating activities	2,690	13,729	12,438	19,163
Cash flows from investing activities:
Net changes in investments	1,373	(127)	6,028	(305)
Restricted cash—business acquisition	91,291	—	—	—
Payments for products leased and held for lease	(1,818)	(1,966)	(3,884)	(3,621)
Acquisition of Stargames, net of cash acquired	(93,481)	—	(114,337)	—
Other investing activities	(614)	(765)	(380)	(7,598)
Net cash used by investing activities	(3,249)	(2,858)	(112,573)	(11,524)
Cash flows from financing activities:
Proceeds from acquisition financing, net of issue costs	—	—	114,719	—
Repurchases of common stock	—	(10,906)	—	(15,256)
Proceeds from issuances of common stock, net	3,943	1,410	5,710	4,835
Payment of long-term liabilities	(15,534)	(358)	(18,402)	(1,736)
Other financing activities	6,838	—	7,456	—
Net cash provided (used) by financing activities	(4,753)	(9,854)	109,483	(12,157)
Effect of exchange rate changes on cash	(361)	—	(480)	—
Net increase (decrease) in cash and cash equivalents	(5,673)	1,017	8,868	(4,518)
Cash and cash equivalents, beginning of period	27,820	15,045	13,279	20,580
Cash and cash equivalents, end of period	$22,147	$16,062	$22,147	$16,062

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

UNIT DATA

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Shufflers installed base (end of period)
Lease units	4,630	4,768	4,630	4,768
Sold units, inception-to-date
Beginning of period	14,580	11,583	13,780	11,151
Sold during period	1,293	777	2,250	1,335
Less trade-ins and exchanges	(135)	(80)	(292)	(206)
End of period	15,738	12,280	15,738	12,280
Total installed base(a)	20,368	17,048	20,368	17,048
Chipper installed base (end of period)
Lease units	10	2	10	2
Sold units, inception-to-date
Beginning of period	273	—	122	—
Sold during period	14	31	165	31
End of period	287	31	287	31
Total installed base(a)	297	33	297	33
Table games installed base (end of period)
Royalty units	2,952	2,688	2,952	2,688
Sold units, inception-to-date
Beginning of period	833	563	768	365
Sold during period	31	70	96	268
End of period	864	633	864	633
Total installed base(a)	3,816	3,321	3,816	3,321
Electronic wagering seats installed base (end of period)
Lease seats	214	75	214	75
Sold seats, inception-to-date
Beginning of period	440	100	310	75
Sold during period	530	25	660	50
Stargames installed based at the acquisition date	17,697	—	17,697	—
End of period	18,667	125	18,667	125
Total installed base(a)	18,881	200	18,881	200

(a)           Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
Reconciliation of income (loss) from continuing
operations to EBITDA:
Income (loss) from continuing operations	$(12,632)	$6,829	$(5,414)	$12,908
Interest expense (income), net	1,722	(359)	1,877	(239)
Share-based compensation	1,235	221	2,546	365
IPR&D, Stargames acquisition	19,145	—	19,145	—
Provision for income taxes	3,241	3,734	6,971	7,008
Depreciation and amortization	4,913	2,921	8,500	5,697
EBITDA from continuing operations(b)	$17,624	$13,346	$33,625	$25,739

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
Share-based compensation(c):
Gross margin	$16	$—	$46	$—
Selling, general and administrative	1,145	221	2,348	365
Research and development	74	—	152	—
Total share-based compensation	1,235	221	2,546	365
Tax benefit	(362)	(81)	(745)	(134)
Total share-based compensation, net of tax	$873	$140	$1,801	$231

(b)          EBITDA (defined as income from continuing operations before net interest, provision for income taxes, depreciation, amortization, share-based compensation and an in-process research & development write-off related to the acquisition of Stargames) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

(c)           On November 1, 2005, the Company adopted the provisions of SFAS 123R and SAB 107, requiring the measurement and recognition of all share-based compensation under the fair value method. The Company implemented SFAS 123R using the modified prospective transition method. Accordingly, for the three and six months ended April 30, 2006, the Company recognized share-based compensation expense for all current award grants, if any, and for the unvested portion of previous award grants based on grant date fair values. Prior to fiscal 2006, the Company accounted for share-based awards under the APB 25 intrinsic value method, which resulted in compensation expense recorded only for restricted share awards and the modification of outstanding unvested options. Prior period financial statements have not been adjusted to reflect fair value of share-based compensation expense under SFAS 123R.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands except per share amounts)

FINANCIAL DATA (continued)

	Three Months Ended April 30,		Six Months Ended April 30,
	2006	2005	2006	2005
Income (loss) from operations, excluding IPR&D write-off and FAS 123R:
Income (loss) from operations	$(7,054)	$10,422	$4,384	$20,110
IPR&D, Stargames acquisition	19,145	—	19,145	—
Share-based compensation	1,235	221	2,546	365
Income from operations excluding IPR&D and FAS 123R	$13,326	$10,643	$26,075	$20,475
Income (loss) from continuing operations, excluding IPR&Dwrite-off and FAS 123R:
Income (loss) from continuing operations, net of tax	$(12,632)	$6,829	$(5,414)	$12,908
IPR&D, Stargames acquisition	19,145	—	19,145	—
Share-based compensation, net of tax	873	140	1,801	231
Income from continuing operations excluding IPR&D and FAS 123R	$7,386	$6,969	$15,532	$13,139
Reconciliation of diluted earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations excluding IPR&D write-off and FAS 123R:
Diluted earnings (loss) per share from continuing operations	$(0.37)	$0.19	$(0.16)	$0.35
IPR&D, Stargames acquisition	0.55	—	0.55	—
Share-based compensation, net of tax	0.03	—	0.05	—
Diluted earnings per share from continuing operations excluding IPR&D and FAS 123R	$0.21	$0.19	$0.44	$0.35